Exhibit 10.2

TAX RECEIVABLE AGREEMENT

by and among

FORGENT POWER SOLUTIONS, INC.,

CERTAIN OTHER PERSONS NAMED HEREIN,

and

THE AGENT

DATED AS OF

February 4, 2026

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 4, 2026, is hereby entered into by and among Forgent Power Solutions, Inc., a Delaware corporation (the “Corporation”), Forgent Power Solutions LLC, a Delaware limited liability company (the “Company”), each of the persons listed on Exhibit A from time to time a party hereto (the “TRA Holders” and each a “TRA Holder”), and the Agent.

RECITALS

WHEREAS, prior to the IPO (as defined below), the Corporation was a party to a transaction intended to be treated as a “reorganization” pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which Forgent Intermediate LLC (also known as Forgent Intermediate Merger Sub LLC) became a wholly-owned subsidiary of the Corporation that is treated as a disregarded entity for U.S. federal income tax purposes and the sole owner of Forgent Intermediate II LLC equity interests (the “F Reorganization”);

WHEREAS, the Company, which is classified as a partnership for U.S. federal income tax purposes, has issued (and may after the Closing Date issue) limited liability company interests (“Units”) to certain Persons, providing such Persons an interest in the profits and/or losses of and distributions from the Company;

WHEREAS, on the Closing Date, the Corporation will issue shares of its Class A Common Stock to certain purchasers in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, on the Closing Date, the Corporation Group will acquire Units from the Company or other holders of Units (the “Purchase”);

WHEREAS, from and after the closing of the IPO, under certain circumstances, (i) each member of the Company (other than the Corporation Group) will have the right from time to time to require the Company to redeem all or a portion of such member’s Units (and, in connection with such redemption, a corresponding number of shares of Class B Common Stock held by the relevant member will automatically be transferred to the Corporation for no consideration and cancelled) for, at the election of the Corporation, either cash or shares of Class A Common Stock, which may be effected, at the election of the Corporation, as a direct exchange by the Corporation Group of shares of Class A Common Stock or cash for such Units (and, in either case, any such corresponding shares of Class B Common Stock will be automatically transferred to the Corporation for no consideration and cancelled), and (ii) the Company may make one or more distributions (including deemed distributions) to its members in respect of their Units that result in a Basis Adjustment (any such transaction described in clause (i) or clause (ii), including (for the avoidance of doubt) any such transaction occurring in connection with a Change of Control, in each case, an “Exchange”), and as a result of any such Exchange, the Corporation is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code and any corresponding provisions of state and local Tax law for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Corporation, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries in connection with the Purchase and each Exchange;

WHEREAS, Forgent Blocker I LLC and Forgent Blocker II LLC, each a Delaware limited liability company (collectively the “Blockers” and each a “Blocker”), are each taxable as a corporation for U.S. federal income tax purposes and, immediately prior to the Reorganization Transactions (as defined below), are each wholly owned by Forgent Parent IV LP;

WHEREAS, Forgent Parent IV LP has entered into certain reorganization transactions with the Corporation in connection with the Blocker Mergers (the “Reorganization Transactions”), and as a result of such transactions the Corporation has succeeded to certain Tax attributes of the Blockers as further described herein;

WHEREAS, the Corporation directly or indirectly has certain Tax attributes (including as a result of the F Reorganization) immediately prior to the Reorganization Transactions;

WHEREAS, the Company has certain Tax attributes attributable to the assets it owns (or is deemed to own) immediately prior to the Reorganization Transactions as further described herein; and

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporation as a result of (i) the Purchase, (ii) the Exchanges, (iii) the F Reorganization, (iv) the Reorganization Transactions, (v) the Common Basis and (vi) certain of the payments made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (x) the liability for U.S. federal income Taxes of (i) the Corporation Group (calculated by assuming, in order to avoid double counting, that state and local Taxes are not deductible by the Corporation Group for U.S. federal income Tax purposes) and (ii) without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on the Company (or the Company’s applicable Subsidiaries or other Persons in which the Company owns a direct or indirect equity interest), but only with respect to such Taxes (including under Section 6225 of the Code or any similar provision state, local, or non-U.S. law) imposed on the taxable income of the Company (or such applicable Subsidiaries or other Persons) that is allocable to the Corporation Group (including under Section 704 of the Code or any similar provision state, local, or non-U.S. law) or otherwise attributable to the Corporation Group in accordance with the LLC Agreement (in each case, using the same methods, elections, conventions, and similar practices used on the relevant Corporation Return) and (y) the product of (i) the amount of the U.S. federal taxable income for such Taxable Year reported on the Corporation’s IRS Form 1120 (or any successor form) (calculated by excluding deductions for state and local Taxes) and (ii) the Assumed State and Local Tax Rate. The Actual Tax Liability shall be determined using reasonable estimation methodologies for calculating the portion of any of the foregoing items attributable to U.S. state or local Taxes.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means Neos Forgent I Aggregator LP or such other Person designated as such pursuant to Section 7.17.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.5(b).

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (x) the Company’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the Company files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Company files income or franchise Tax Returns for such relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporation with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)). As an illustration of the calculation of the Assumed State and Local Tax Rate for a Taxable Year (before taking into account any U.S. federal benefit of state or local tax deductions), if the Corporation Group solely files Tax Returns in State 1 and State 2 in a Taxable Year (and no local jurisdictions), the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Assumed State and Local Tax Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of (i) the Purchase or (ii) an Exchange and the payments made pursuant to this Agreement with respect to the Purchase or such Exchange (as calculated under Article II), including, but not limited to:

(i) under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and

(ii) under Sections 704(c)(1)(B), 732(b), 734(b), 737 and 1012 of the Code and, without duplication, as a result of any basis adjustment to which the Company succeeds, including pursuant to proposed Treasury Regulations Section 1.743-1(g) and any subsequent similar guidance and comparable sections of U.S. state and local income and franchise tax law (in situations where, as a result of one or more Exchanges, the Company or any of the Company’s Subsidiaries becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and in each case, comparable sections of state and local Tax laws.

For the avoidance of doubt, (X) the amount of any Basis Adjustment resulting from an Exchange of Units shall be determined without regard to any adjustment under Section 734(b) or Section 743(b) of the Code attributable to such Units prior to such Exchange and (Y) payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are (a) made to Forgent Parent I LP or Forgent Parent IV LP (or their successors or assigns) or (b) treated as Imputed Interest.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i) voting power, which includes the power to vote, or to direct the voting of, such security and/or

(ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker” and “Blockers” has the meaning set forth in the recitals.

“Blocker Mergers” means those certain merger transactions consummated two days immediately preceding the Closing Date and any transaction related thereto, which resulted in the Blockers merging with and into Forgent Intermediate LLC.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law to be closed.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Corporation, as in effect on the date hereof, as may be further amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the Closing Date, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;

(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: (A) on or before the Trigger Event, individuals who, on the Closing Date, constitute the Board and any new director designated for nomination by the Sponsor in accordance with the Corporation Charter and (B) following the Trigger Event, individuals who were directors of the Corporation on the Closing Date or any new director whose appointment or election to the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv), excluding any such director whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” means the date on which a Change of Control occurs.

“Class A Common Stock” has the meaning set forth in the LLC Agreement.

“Class B Common Stock” has the meaning set forth in the LLC Agreement.

“Closing Date” means the date on which the IPO is consummated.

“Closing Date Blocker Attributes” means (i) the Tax basis in the Reference Assets determined under Sections 734(b), 743(b) and 754 of the Code, including for the avoidance of doubt, Section 1.743-1(h) of the Treasury Regulations and, in each case, the comparable sections of U.S. state and local tax law), that is attributable to Units owned (directly or indirectly) by the Blockers as of immediately prior to the Reorganization Transactions and directly or indirectly acquired by the Corporation in connection with the Reorganization Transactions and (ii) any loss carryforwards, tax credit carryforwards and, Section 163(j) (and any comparable provisions of U.S. federal, state, or local Tax law) carryforwards of the Blockers determined as of immediately prior to the IPO.

“Closing Date Blocker Attributes Schedule” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the recitals of this Agreement.

“Common Basis” means any Tax basis (including as a result of an adjustment pursuant to Section 734(b) of the Code) in the Reference Assets (at each of the times referenced in the definition thereof) owned by the Company or any Person in which the Company owns a direct or indirect interest that is treated as a partnership or disregarded entity for purposes of the applicable Tax (but only to the extent such Person is not held through any entity treated as a corporation for purposes of the applicable Tax) to the extent such Tax basis is depreciable under Section 167 of the Code, amortizable under Section 197 of the Code, or otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes (excluding any Tax basis attributable to Basis Adjustments or Closing Date Blocker Attributes).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Corporate Attributes” means (i) the Tax attributes of the Corporation Group (including any loss carryforwards, tax credit carryforwards and Section 163(j) (and any comparable provisions of U.S. federal, state, or local Tax law) carryforwards) determined as of immediately prior to the IPO and (ii) any Common Basis attributable to Units owned (directly or indirectly) by the Corporation Group (taking into account Section 704(c) of the Code).

“Corporation” has the meaning set forth in the preamble to this Agreement.

“Corporation Charter” means the Amended and Restated Certificate of Incorporation of the Corporation in effect as of the Closing Date.

“Corporation Group” means the Corporation and any Subsidiary of the Corporation, other than the Company or a Subsidiary of the Company.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Agent, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Agent. Such letter shall identify any material assumptions or operating procedures or principles that were used for purposes of the underlying calculations.

“Corporation Return” means the U.S. federal and/or state and local Tax Return of the Corporation (including any consolidated group of which the Corporation is a member, as further described in Section 7.13(a)) filed with respect to any Taxable Year.

“Covered Person” has the meaning set forth in Section 7.17(b).

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of any state and local Tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disputing Party” has the meaning set forth in Section 7.9.

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4.

“Early Termination Notice” has the meaning set forth in Section 4.4.

“Early Termination Payment” has the meaning set forth in Section 4.5(b).

“Early Termination Rate” means a per annum rate of the lesser of (a) 6.5% and (b) SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4.

“Exchange” has the meaning set forth in the recitals in the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Schedule” has the meaning set forth in Section 2.1.

“Expert” has the meaning set forth in Section 7.9.

“F Reorganization” has the meaning set forth in the recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (x) the liability for U.S. federal income Taxes of (i) the Corporation Group (calculated by assuming, in order to avoid double counting, that state and local Taxes are not deductible by the Corporation Group for U.S. federal income Tax purposes) and (ii), without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on the Company (or the Company’s applicable Subsidiaries or other Persons in which the Company owns a direct or indirect equity interest), but only with respect to such Taxes (including under Section 6225 of the Code or any similar provision state, local, or non-U.S. law) imposed on the taxable income of the Company (or such applicable Subsidiaries or other Persons) that is allocable to the Corporation Group (including under Section 704 of the Code or any similar provision state, local, or non-U.S. law) or otherwise attributable to the Corporation Group in accordance with the LLC Agreement (in each case, using the same methods, elections, conventions, and similar practices used on the relevant Corporation Return) and (y) the product of (i) the amount of the U.S. federal taxable income for such Taxable Year reported on the Corporation’s IRS Form 1120 (or any successor form) (calculated by excluding deductions for state and local Taxes) and (ii) the Assumed State and Local Tax Rate, but in determining the liability in clause (x) and the amount in clause (y), above, without taking into account any Basis Adjustments, any Closing Date Blocker Attributes, any Corporate Attributes, and any deductions attributable to Imputed Interest. The Hypothetical Tax Liability shall be determined (A) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Basis Adjustments, any Closing Date Blocker Attributes, any Corporate Attributes, or any Imputed Interest and (B) using reasonable estimation methodologies for calculating the portion of any of the foregoing items attributable to U.S. state or local Taxes.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of any state and local Tax law arising with respect to the Corporation’s payment obligations under this Agreement.

“IPO” has the meaning set forth in the recitals of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof, as the same may be amended, amended and restated or replaced from time to time.

“Material Objection Notice” has the meaning set forth in Section 4.4.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.5(a).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Purchase” has the meaning set forth in the recitals of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” means the procedures described in Section 7.9.

“Reference Asset” means any asset that is held by the Company, or any Person in which the Company owns a direct or indirect interest that is treated as a partnership or disregarded entity for purposes of the applicable Tax (but only to the extent such Person is not held through any entity treated as a corporation for purposes of the applicable Tax), immediately prior to the IPO, the Purchase or the Reorganization Transactions, or at the time of an Exchange, any other direct or indirect acquisition of Units by the Corporation Group or any other transaction that adjusts, or changes the interest of the Corporation Group in, Common Basis, as applicable. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization Transactions” has the meaning set forth in the recitals of this Agreement.

“Schedule” means any of the following: (i) an Exchange Schedule, (ii) a Closing Date Blocker Attributes Schedule, (iii) a Corporate Attributes Schedule, (iv) a Tax Benefit Schedule or (v) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1.

“SOFR” means for any month (or portion thereof) during any period, an interest rate per annum equal to the secured overnight financing rate, on the date (such date a “Determination Date”) that is two (2) Business Days prior to the first day of such month, as reported by the Wall Street Journal; provided, that at no time shall SOFR be less than 0%. If as of 5:00 p.m. (New York time) on a Determination Date the secured overnight financing rate has not been published in the Wall Street Journal, then the rate used will be the secured overnight financing rate published by the Wall Street Journal most recently preceding such Determination Date. In the event the Agent determines that SOFR ceases to be a widely recognized benchmark rate, the Agent (with the Corporation’s consent, such consent not to be unreasonably withheld conditioned or delayed) shall select an alternate benchmark rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace SOFR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation and the Agent, as may be necessary or appropriate, in the reasonable judgment of the Corporation and the Agent, to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation and the Agent.

“Subsidiaries” means, with respect to any Person, as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person. Additionally, Ares Spectrum LLC shall be a Subsidiary of Ares Energy LP and of any other person of which Ares Energy LP is a direct or indirect Subsidiary.

“Sunset Date” has the meaning set forth in the Corporation Charter.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.4(a).

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Threshold Exchange Units” has the meaning set forth in Section 3.4.

“TRA Holder” has the meaning set forth in the preamble to this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations promulgated under the Code from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Trigger Event” has the meaning set forth in the Certificate of Incorporation.

“Units” has the meaning set forth in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that

(i) in each Taxable Year ending on or after such Early Termination Date, the Corporation Group will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments, the Closing Date Blocker Attributes, the Corporate Attributes and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporation Return for the applicable Taxable Year) in which such deductions would become available,

(ii) any loss or credit carryovers (including any excess business interest expense) generated by deductions or losses arising from any Basis Adjustment, the Closing Date Blocker Attributes, the Corporate Attributes or Imputed Interest that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporation Group on a pro rata basis from such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such carryovers or (y) the fifth (5th) anniversary of the Early Termination Date,

(iii) the U.S. federal income tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and the tax rates for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate, in each case as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Years have already been enacted into law;

(iv) any non-amortizable Reference Assets will be disposed of for cash at their fair market value in a fully taxable transaction for Tax purposes on the fifteenth (15th) anniversary of the Early Termination Date and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date, provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary),

(v) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income Tax purposes will never be disposed of (unless disposed of in connection with the transaction constituting the Change of Control),

(vi) if, at the Early Termination Date, there are Units (other than Units directly or indirectly owned by the Corporation Group) that have not been transferred in an Exchange, then all such Units shall be deemed to be redeemed in an Exchange in exchange for the market value of the Class A Common Stock or the amount of cash that would be received by the applicable holder had such Units actually been redeemed in an Exchange on the Early Termination Date, and (for the avoidance of doubt) (1) any shares of Class B Common Stock corresponding to such Units shall be deemed to have been transferred to the Corporation for no consideration and cancelled in such Exchange and (2) the Corporation Group will be deemed to have any Tax attributes that it would have had if an actual Exchange occurred (including any adjustments pursuant to Section 743(b) of the Code and any increased share of Common Basis),

(vii) with respect to Taxable Years where the Payment Date has passed, any unpaid Tax Benefit Payments and any applicable interest will be paid on the Early Termination Date at the Default Rate, and

(viii) each Tax Benefit Payment for the relevant Taxable Year will be due and payable and satisfied on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporation.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Exchange Schedule. Within one hundred twenty (120) calendar days after the extended due date of the U.S. federal Corporation Return for each Taxable Year in which the Purchase or any Exchange has been effected by a TRA Holder, the Corporation shall deliver to the Agent a schedule (an “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in any Exchange during such Taxable Year, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected by such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Closing Date Blocker Attributes Schedule. Within one hundred twenty (120) calendar days after the extended due date of the U.S. federal Corporation Return for each Taxable Year that ends on or after the Closing Date, the Corporation shall deliver to the Agent a schedule (a “Closing Date Blocker Attributes Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Tax attributes comprising Closing Date Blocker Attributes that remain available for use by the Corporation Group with respect to such Taxable Year or future Taxable Years, and (ii) any applicable limitations on the use of such attributes for Tax purposes.

Section 2.3 Corporate Attributes Schedule. Within one hundred twenty (120) calendar days after the extended due date of the U.S. federal Corporation Return for each Taxable Year that ends on or after the Closing Date, the Corporation shall deliver to the Agent a schedule (a “Corporate Attributes Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Tax attributes comprising Corporate Attributes that remain available for use by the Corporation Group with respect to such Taxable Year or future Taxable Years, and (ii) any applicable limitations on the use of such attributes for Tax purposes.

Section 2.4 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the extended due date of the U.S. federal Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment and the components thereof for such Taxable Year, (B) the Accrued Amount with respect to any such Net Tax Benefit, (C) the Tax Benefit Payment determined pursuant to Section 3.1(b) due to each such TRA Holder, and (D) the portion of such Tax Benefit Payment and Accrued Amount that the Corporation intends to treat as Imputed Interest (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Corporation of the Hypothetical Tax Liability (the “without” calculation), (iii) a reasonably detailed calculation by the Corporation of the Actual Tax Liability (the “with” calculation), (iv) a copy of the Corporation Return for such Taxable Year, (v) a Corporation Letter supporting such Tax Benefit Schedule and (vi) any other work papers reasonably requested by the Agent. All costs and expenses incurred in connection with the provision and preparation of any Schedules, calculations, other work papers, or the Corporation Letter to the Agent or any TRA Holder in connection with this Article II shall be borne by the Company. In addition, the Corporation shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporation in connection with a review of such Tax Benefit Schedule. The Tax Benefit Schedule will become final as provided in Section 2.5(a) and may be amended as provided in Section 2.5(b) (subject to the procedures set forth in Section 2.5(b)) and subject, in each case, to the Reconciliation Procedures.

(b) Applicable Principles.

(i) General Intent. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Corporation’s actual liability for Taxes for such Taxable Year (computed with the adjustments described in this Agreement) that is attributable to the Basis Adjustments, the Closing Date Blocker Attributes, the Corporate Attributes and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, (1) such “actual” liability for Taxes (and the computation of Actual Tax Liability) will take into account the deduction of the portion of the Tax Benefit Payment and Accrued Amount that must be accounted for as Imputed Interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporation (as applicable), (2) in addition to using the Assumed State and Local Tax Rate for purposes of determining the state and local Hypothetical Tax Liability and the state and local Actual Tax Liability, the Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes, and (3) each Exchange shall (to the extent permitted by applicable law) give rise to Basis Adjustments.

(ii) Additional Calculation Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryforwards or carrybacks of any Tax item (such as a net operating loss) attributable to the Basis Adjustments, the Closing Date Blocker Attributes, the Corporate Attributes and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations and the corresponding provisions of state and local Tax laws, as applicable, governing the use, limitation, and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any Tax item includes a portion that is attributable to the Basis Adjustments, the Closing Date Blocker Attributes, the Corporate Attributes, or Imputed Interest (a “TRA Portion”) and another portion that is not so attributable (a “Non-TRA Portion”), such respective portions shall be considered to be used in accordance with the “with and without” methodology so that: (1) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion; and (2) in the case of a carryback of a Non- TRA Portion, such carryback shall not affect the original “with and without” calculation made in the applicable prior Taxable Year. For the avoidance of doubt, the TRA Portion of any Tax item when such item is incurred shall be determined using a marginal “with and without” methodology by calculating (1) the amount of such Tax item for all Tax purposes taking into account the Basis Adjustments, the Closing Date Blocker Attributes, the Corporate Attributes or Imputed Interest and (2) the amount of such Tax item for all Tax purposes without taking into account the Basis Adjustments, the Closing Date Blocker Attributes, the Corporate Attributes or Imputed Interest, with the TRA Portion equal to the excess of the amount specified in clause (1) over the amount specified in clause (2) (but only if such excess is greater than zero). The parties agree that (1) any payment under this Agreement to Forgent Parent II LP or Forgent Parent III LP (or their successors or assigns), including the Accrued Amount (but other than amounts accounted for as Imputed Interest), will be treated as a subsequent upward adjustment to the purchase price of Units exchanged or sold (or deemed exchanged or sold) by Forgent Parent II LP or Forgent Parent III LP (or their successors or assigns) and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporation in the year of payment, and (2) as a result, such additional Basis Adjustments will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

Section 2.5 Procedure: Amendments.

(a) Whenever the Corporation delivers to the Agent (or any TRA Holder) a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.5(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Agent schedules, valuation reports, if any, and work papers, as determined by the Corporation or reasonably requested by the Agent, providing reasonable detail regarding the preparation of the Schedule, and (y) allow the Agent reasonable access at no cost to the appropriate representatives of the Corporation, as determined by the Corporation or requested by the Agent, in connection with the review of such Schedule. Subject to Section 2.5(b), an applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporation with notice of an objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date a waiver from the Agent has been received by the Corporation. If the Corporation and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of such Objection Notice, the Corporation and Agent shall employ the Reconciliation Procedures under Section 7.9.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporation Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Unless otherwise agreed to in writing by the Agent, the Corporation shall provide an Amended Schedule to the Agent (A) within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence and (B) in connection with the delivery of the Tax Benefit Schedule for the year of the applicable payment in the event of an adjustment pursuant to clause (vi) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.5(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) calendar days after a Tax Benefit Schedule delivered to the Agent becomes final in accordance with Section 2.5(a) and, if applicable, Section 7.9, the Corporation shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporation, or as otherwise agreed by the Corporation and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments and the payments provided for pursuant to the preceding sentence will be computed separately for each TRA Holder.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is apportioned to such TRA Holder in accordance with the percentages set forth on Exhibit A and the Accrued Amount with respect thereto for such Taxable Year.

(i) The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment.

(ii) The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Units in the Purchase or an Exchange, as applicable and unless otherwise required by law.

(c) Notwithstanding anything to the contrary in this Agreement, unless a TRA Holder delivers a written notification to the Corporation before the end of the Taxable Year in which the IPO occurs (or, in the case of a TRA Holder subject to Section 3.4, the first Taxable Year in which they become entitled to payments under this Agreement or, in the case of an Exchange after the Taxable Year of the IPO, the Taxable Year of such Exchange, as applicable) that includes a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)) with respect to this Agreement, with respect to such TRA Holder, the Corporation and the TRA Holder agree that this Agreement does not have a stated maximum selling price for such TRA Holder within the meaning of Treasury Regulations Section 15A.453-1(c)(2). If a TRA Holder does provide such a timely notice, then (1) the stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)) with respect to this Agreement with respect to such TRA Holder shall not exceed the amount specified by such TRA Holder in such timely notice and (2) the aggregate Tax Benefit Payments to such TRA Holder under this Agreement (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price to the extent specified by such TRA Holder in such timely notice.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve this intent.

Section 3.3 Coordination of Benefits.

(a) If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporation will pay the same proportion of each Tax Benefit Payment due to each TRA Holder in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b) To the extent the Corporation makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) (taking into account Section 3.3(a), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporation will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder. For the avoidance of doubt, no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment.

Section 3.4 Threshold Exchange Requirement. Notwithstanding anything to the contrary herein, any and all Tax Benefit Payments that would otherwise be made pursuant to this Agreement to Forgent Parent II LP or Forgent Parent III LP with respect to any Closing Date Blocker Attributes or Corporate Attributes shall be held by the Corporation for the benefit of such TRA Holder (without any interest thereon) until such time as such TRA Holder has exchanged Units in one or more Exchanges equal to 5% of the Units held by such TRA Holder (as determined immediately prior to the IPO) (such Units, the “Threshold Exchange Units”). Promptly following the time such TRA Holder has exchanged, in the aggregate, a number of Units equal to or exceeding the Threshold Exchange Units, such withheld amount shall be paid by the Corporation to such TRA Holder and, thereafter, no further amounts shall be withheld with respect to such TRA Holder pursuant to this Section 3.4.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination by the Corporation. With the written consent of the Agent, the Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5, provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by the TRA Holders (such termination, an “Early Termination”). Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

Section 4.2 Early Termination upon Change of Control. In the event of a Change of Control, unless otherwise waived in writing by the Agent, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the Change of Control Date and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such Change of Control Date, (b) payment of any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporation and such TRA Holder as due and payable but unpaid as of the Early Termination Notice, and (c) payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including such Change of Control Date (except to the extent that the amount described in clause (c) is included in the Early Termination Payment). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the term “Change of Control Date” for the term “Early Termination Date.”

Section 4.3 Breach of Agreement.

(a) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then, unless otherwise waived or directed in writing by the Agent, such breach shall be treated as an Early Termination and all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of the breach (except to the extent that the amount described in clause (iii) is included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporation breaches any of its material obligations under this Agreement, then, unless otherwise waived in writing by the Agent, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), and (iii) above or to seek specific performance of the terms hereof.

(b) The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. The Corporation shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under this Agreement and shall use its commercially reasonable efforts to avoid entering into credit agreements that could be reasonably anticipated to materially delay the timing of any payments under this Agreement. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make any payment due pursuant to this Agreement as a result of and to the extent the Corporation has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing the Company or any of its Subsidiaries to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts); provided that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that the Corporation shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporation has, and to the extent the Corporation has, sufficient funds to make such payment, and the failure of the Corporation to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, the Corporation shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.4 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporation shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers reasonably requested by the Agent. In addition, the Corporation shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporation in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of an objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporation (the “Early Termination Effective Date”). If the Corporation and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and Agent shall employ the Reconciliation Procedures under Section 7.9.

Section 4.5 Payment upon Early Termination.

(a) Within three (3) calendar days after the Early Termination Effective Date, the Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporation and the TRA Holder.

(b) The “Early Termination Payment” shall equal, with respect to each TRA Holder, an amount equal to (i) the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied, plus (ii) any Tax Benefit Payment due and payable with respect to such TRA Holder that is unpaid as of the Early Termination Date, plus (iii) any Tax Benefit Payment not yet due and payable with respect to such TRA Holder for a Taxable Year ending prior to the Early Termination Date, plus (iv) any interest accruing on the amounts described in clauses (i) through (iii) (which shall include interest accruing on the amount described in clause (i) from the Early Termination Date). For the avoidance of doubt, no TRA Holder shall be required to return any portion of any previously received Early Termination Payment in the event of a later determination occurring after the date on which such Early Termination Payment was made.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. To the extent that any payment under this Agreement is expressly prohibited at the time payment is due by, and would precipitate an “event of default” under, the terms of agreements governing any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (such obligations, “Senior Obligations”), such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporation shall make such payments at the first opportunity that such payments would not precipitate an “event of default” under the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporation or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporation shall ensure that the terms of any such Future TRA shall provide that the Tax attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA and that the obligation to make payments under any such Future TRA will be junior and subordinated to the obligations to make payments under this Agreement. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.3(a).

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement (including if not paid pursuant to Section 5.1) shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

PARTICIPATION IN TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes of the Corporation. Notwithstanding the foregoing, the Corporation (i) shall notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (ii) shall provide the Agent with reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of a Tax Proceeding, and (iii) shall not enter into any settlement with respect to any such portion of a Tax Proceeding that could have a material effect on the TRA Holders’ rights (including the right to receive payments) under this Agreement without the written consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Corporation shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the LLC Agreement; provided, further, that if the Agent fails to respond to any notice with respect to the settlement of any such Tax Proceeding within thirty (30) calendar days of its receipt of the applicable notice, the Agent shall be deemed to have consented to the proposed settlement; and provided, further, that, notwithstanding anything to the contrary contained herein, the Corporation shall prepare, file, and/or amend all Tax Returns in accordance with applicable law (including with respect to the calculation of taxable income and any calculations required to be made under this Agreement) and nothing in this Agreement shall prevent the Agent or any TRA Holder from disputing such Tax matters in accordance with Section 7.9.

Section 6.2 Consistency. The Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments, Closing Date Blocker Attributes, Common Basis, Corporate Attributes, Imputed Interest, and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule required to be provided by or on behalf of the Corporation under this Agreement, as finally determined pursuant to Section 2.5 unless otherwise required by applicable law. The Corporation shall (and shall cause its Subsidiaries, including the Company, to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, examination, or any other administrative or judicial proceeding. If the Corporation and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporation and such TRA Holder shall employ the Reconciliation Procedures under Section 7.9.

Section 6.3 Cooperation. Each TRA Holder shall use commercially reasonable efforts to (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporation shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporation shall cooperate in taking any action reasonably requested by such TRA Party in connection with its Tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if emailed before 5:00 p.m. San Diego, California time on a Business Day, and otherwise on the next Business Day, or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation or the Company, to:

Forgent Power Solutions, Inc.

11500 Dayton Parkway

Dayton, MN 55369

Attention: Tyson Hottinger

E-mail: tyson.hottinger@forgentpower.com

with copies (which shall not constitute notice to the Corporation or the Company) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Alex Lynch; Merritt Johnson; Barbra Broudy

E-mail: Alex.Lynch@weil.com; Merritt.Johnson@weil.com;

Barbra.Broudy@weil.com

Weil, Gotshal & Manges LLP

1999 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067

Attention: Tana Ryan; Frances Dales

E-mail: Tana.Ryan@weil.com; Frances.Dales@weil.com

If to the Agent, to:

c/o Neos Partners, LP

12400 High Bluff Drive, Suite 650

San Diego, California 92130

Attention:	Peter Jonna

Frank Cannova

E-mail:	peter.jonna@neospartners.com

frank.cannova@neospartners.com

legal@neospartners.com

with a copy (which shall not constitute notice to the Agent) to:

Weil, Gotshal & Manges LLP

1999 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067

Attention: Tana Ryan; Frances Dales

E-mail: Tana.Ryan@weil.com; Frances.Dales@weil.com

If to a TRA Holder other than the Agent, to the address set forth in the records of the Company.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors: Assignment. Each party agrees that Agent and each TRA Holder may assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement. For the avoidance of doubt, each TRA Holder may, at its discretion, impose on any permitted assignee or transferee additional restrictions on further assignment, sale, transfer, delegation or disposition of rights or obligations under this Agreement in connection with any assignment, sale, transfer, delegation or other disposition of such TRA Holder’s rights or obligations under this Agreement; provided, such TRA Holder will provide written notice to the Corporation and Agent of any such additional restrictions.

Section 7.7 Amendments: Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and by the Agent.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Reconciliation. In the event that the Corporation and the Agent or any TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to any Schedule, including the calculations required to produce the schedules described in Article II and Section 4.4, or Section 6.2, within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporation and the Disputing Party. Unless the Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondents of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto, a Closing Date Blocker Attributes Schedule or an amendment thereto, Corporate Attributes Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporation’s position, in which case such Disputing Party shall reimburse the Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.10 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such party’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

Section 7.11 Waiver of Jury Trial. Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, each party to this agreement (including the Company) hereby waives all rights to trial by jury in any action or proceeding brought to resolve any dispute between or among any of the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder.

Section 7.12 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law; provided, that the Corporation shall have first notified the applicable payee of its intent to deduct or withhold, and the Corporation and the applicable payee shall have discussed in good faith whether such Taxes can be mitigated to the extent permitted under applicable law, and the Corporation shall have used commercially reasonable efforts to mitigate such withholding. To the extent that amounts are so properly withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.13 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, or would be eligible to become a member of such a group at the election of one or members of that group, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder or the Company or any Subsidiary of the Company transfers one or more assets to a corporation (or a Person classified as a corporation for Tax purposes) with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any provisions of state or local Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g. calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. Thus, for example, in determining the Hypothetical Tax Liability of the entity, the taxable income of the entity shall be determined by treating the entity as having sold the asset for its fair market value and recovering any basis applicable to such asset (using the Tax basis that such asset would have had at such time if no Basis Adjustments had been made), while the Actual Tax Liability of the entity would be determined by treating the entity as having sold the asset for its fair market value and recovering the actual Tax basis of the asset that reflects any Basis Adjustments. For purposes of this Section 7.13, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.14 Confidentiality. Each TRA Holder and the Agent agrees to hold, and to use its reasonable efforts to cause its authorized representatives to hold, in strict confidence, the books and records of the Corporation and all information relating to the Corporation’s properties, operations, financial condition or affairs, in each case, which are furnished to it pursuant to the terms of this Agreement (collectively, the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a TRA Holder or the Agent, (ii) is or becomes available to a TRA Holder, the Agent, or any of their respective Authorized Recipients (as defined below) on a nonconfidential basis from a third-party source, which source, to the knowledge of such TRA Holder or the Agent, as applicable, is not bound by a legal duty of confidentiality to the Corporation in respect of such Confidential Information, or (iii) is independently developed by a TRA Holder, the Agent or their Authorized Recipients. Notwithstanding anything herein to the contrary, a TRA Holder or the Agent may disclose any Confidential Information to (x) any of its representatives, (y) any Affiliates or (z) in the case of a TRA Holder, any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder (the persons in clauses (x), (y) and (z), collectively, the “Authorized Recipients”). If a TRA Holder, the Agent or any of their respective Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, if disclosure of Confidential Information is required by any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of government with authority over such TRA Holder, Agent or Authorized Recipient, or if disclosure of Confidential Information is required in connection with the tax affairs of such TRA Holder, Agent or Authorized Recipient, such TRA Holder, the Agent or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

Section 7.15 No Similar Agreements. Neither the Corporation nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporation is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporation becomes entitled as a result of a transaction) without the prior written consent of the Agent.

Section 7.16 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income and all applicable state and local Tax purposes or would have other material adverse Tax consequences to the TRA Holder and/or its direct or indirect owners, then at the election of the TRA Holder (with the prior written consent of the Agent) and to the extent specified by the TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder, or (ii) shall otherwise be amended in a manner determined by the TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in (I) an increase in or acceleration of payments by the Corporation, or (II) a decrease in the amounts payable to other TRA Holders, in each case, under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.17 Agent.

(a) By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted the Agent as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the Agent, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Corporation pursuant to this Agreement; (vi) taking actions the Agent is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The Agent may be replaced at any time by a two-thirds vote of the TRA Holders (the voting power of each TRA Holder shall be determined in accordance with the percentages set forth on Exhibit A), with such vote being effective seven (7) days after written notice of such vote is delivered to the Corporation. Provided that, the aforementioned two-thirds vote requirement shall be reduced to a simple majority vote in the event that the Agent has resigned, ceased to legally exist, or died. All reasonable, documented out-of-pocket costs and expenses incurred by the Agent in its capacity as such shall be promptly reimbursed by the Corporation upon invoice and reasonable support therefore by the Agent.

(b) To the fullest extent permitted by law, none of the Agent, any of its Affiliates, or any of the Agent’s or its Affiliates’ respective directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, Company or the Corporation for damages arising from any action taken or omitted to be taken by the Agent or any other Person with respect to Company or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the TRA Holders or in furtherance of the interests of the TRA Holders in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to Company, the Corporation or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Corporation, the Company, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

CORPORATION:

FORGENT POWER SOLUTIONS, INC.

By:	/s/ Tyson Hottinger
Name:	Tyson Hottinger
Title:	Chief Legal Officer and Corporate Secretary

COMPANY

FORGENT POWER SOLUTIONS LLC

By:	/s/ Tyson Hottinger
Name:	Tyson Hottinger
Title:	Chief Legal Officer and Corporate Secretary

AGENT:

NEOS FORGENT I AGGREGATOR LP

By:	Forgent Parent I GP LLC
Its:	General Partner

By:	/s/ Frank Cannova
Name:	Frank Cannova
Title:	Vice President

[The signatures of the TRA Holders are attached in Schedule A.]

Exhibit A

TRA Holders

TRA Holder	Percentage Interest
Forgent Parent I LP	69.000000%

Forgent Parent II LP	16.303903%

Forgent Parent III LP	13.314717%

Forgent Parent IV LP	1.381380%

Schedule A - Signatures of TRA Holders

TRA HOLDERS:

Forgent Parent I LP

By:	Forgent Parent I GP LLC
Its:	General Partner

By:	/s/ Frank Cannova
Name:	Frank Cannova
Its:	Vice President

Forgent Parent II LP

By:	Forgent Parent II GP LLC
Its:	General Partner

By:	/s/ Frank Cannova
Name:	Frank Cannova
Its:	Vice President

Forgent Parent III LP

By:	Forgent Parent III GP LLC
Its:	General Partner

By:	/s/ Frank Cannova
Name:	Frank Cannova
Its:	Vice President

Forgent Parent IV LP

By:	Forgent Parent IV GP LLC
Its:	General Partner

By:	/s/ Frank Cannova
Name:	Frank Cannova
Its:	Vice President